UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
					     EXIT FILING

AMERISOURCEBERGEN CORP.
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
03073E105
(CUSIP NUMBER)
12/31/2007
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X) RULE 13D-1(B)
			() RULE 13D-1(C)
			() RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO. 03073E105            13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
    CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. *

    NOT APPLICABLE                                   A __
                                                     B __


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    8,258,999 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    8,258,999 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    8,258,999 SHARES
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.9%

12. TYPE OF REPORTING PERSON*

	BK



                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.
  (A) NAME OF ISSUER
       AMERISOURCEBERGEN CORP.

  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

  	  1300 MORRIS DRIVE
	  CHESTERBROOK, PA 19087-5594


ITEM 2.

     (A) NAME OF PERSON FILING
               STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

               ONE LINCOLN STREET, BOSTON, MA 02111


     (C) CITIZENSHIP

               BOSTON, MASSACHUSETTS



     (D) TITLE OF CLASS OF SECURITIES

          COMMON STOCK

     (E) CUSIP NUMBER

          03073E105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT


                                             PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

  (A) AMOUNT BENEFICIALLY OWNED

       8,258,999 SHARES

  (B) PERCENT OF CLASS

       4.9%

  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         8,258,999 SHARES
   (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         0 SHARES
  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         0 SHARES
   (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         8,258,999 SHARES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

		NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE


										PAGE  5 OF  5 PAGES



ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.




     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         14 FEBRUARY 2008

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE

s/ JAYNE DONAHUE
EXECUTIVE VICE PRESIDENT